Exhibit 10.1

Protagonist Therapeutics Inc

7707 Gateway Blvd., Ste 140
Newark, CA 94560

United States of America

Tel + 1 510 474 0170
Fax + 1 649 649 7377

www.protagonist-inc.com

May 20, 2019

Donald Kalkofen

Dear Don,

On behalf of Protagonist, a biopharmaceutical company dedicated to discovering and developing peptides as novel pharmaceutical drugs, I am happy to extend to you an offer of full-time employment in our organization as Chief Financial Officer reporting directly to Dinesh Patel, President & CEO, starting on Tuesday, May 28, 2019.

You will be working out of our Newark location.

Specifically, this letter will confirm in writing the terms of Protagonist’s offer to you:

1.              This is a salaried regular position exempt from state and federal wage and hours laws and regulations.  Your annual base salary will be $350,000. Your base salary will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law.  Presently employees are paid on the 15th and on the last day of each month. You will be eligible for a discretionary annual bonus of up to 40% of your salary, prorated to actual days of employment in a calendar year based on the accomplishment of corporate and personal goals. You must be employed by the Company on the date on which the bonus is paid The Company reserves the right to change your position, duties, work location, reporting relationship and compensation from time to time in its discretion.

2.              As a full-time employee of the Company, promptly following commencement of your employment, which will be Tuesday, May 28, 2019, and as a material inducement to your employment by the Company, you will be granted by the Compensation Committee of the Board of Directors (the “Committee”) an option to purchase 100,000 (one hundred thousand) shares of the Company’s Common Stock (the “Option”) pursuant to the Protagonist Therapeutics, Inc. 2018 Inducement Plan, to be adopted by the Board of Directors in connection with the grant of the Option (the “Plan”). The exercise price per share for the Option shall be equal to the Fair Market Value (as defined in the Plan) as of May 31, 2019 (the effective date of grant based on your employment start date).  The Option will be subject to the terms and conditions of the Plan and the applicable grant notice and option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service. The Company reserves the right to change your position, duties, work location, reporting relationship and compensation from time to time in its discretion.

1.              You will be eligible to participate in Protagonist’s employee benefits program including medical, dental, vision, life, Employee Stock Purchase Plan (ESPP) and AD&D insurance as well as participate in our 401(k) plan.  The Company reserves the right to amend, add or discontinue benefits from time to time in its sole discretion.

2.              You will be eligible to accrue up to 15 days of paid vacation per calendar year.  In addition, you will be able to take up to 5 paid sick days per calendar year.  Protagonist usually shuts down between Christmas and New Year’s requiring employees to utilize their vacation time.

3.              As a Protagonist employee, you will be expected to abide by Company rules and policies, and sign and comply with the Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Protagonist’s proprietary information.

4.              In your work for the Company, you will be expected not to use or disclose any confidential or proprietary information, including trade secrets, of other companies or third parties.  If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited.  This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.  You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.  You must also advise the Company before your employment start date of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers.  The Company reserves the right to rescind this offer should it determine that such restriction poses a legal risk to the Company.

5.              In your capacity as a full-time employee of Protagonist, you will be expected to relinquish all consulting roles and obligations with other organizations.  The Company expects you to devote your full business time, attention, knowledge and skills to the affairs of the Company and to your duties for the Company, and to perform those duties diligently and to the best of your ability.

6.              You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

7.              Your employment will be “at will”.  You may terminate your employment with Protagonist at any time and for any reason whatsoever simply by notifying Protagonist.  Likewise, Protagonist may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

8.              To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS or its successor, under JAMS’ rules and procedures for employment disputes (which can be downloaded at http://www.jamsadr.com/rules-employment-arbitration/ or will be provided to you upon request).   You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  All claims, disputes or causes of action, by either you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor brought in a private attorney general capacity or proceeding, nor joined or consolidated with any claims of any other person or entity.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.  Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.              This offer is contingent upon completion of a satisfactory background check. As required by law, this offer is subject to satisfactory proof of your identity and eligibility to work in the United States.

10.       This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written.  The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company.  This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles.

At Protagonist, we’re creating a great environment for employees to work in synergy with each other, and are excited at the prospects of you joining us in this adventure.  We look forward to your significant contributions towards accomplishing our common goals.  I would like to emphasize that Protagonist offers exceptional opportunities for achieving valuable industrial experience, personal career growth, and individual recognition.  Please do not hesitate to contact me if you have any questions.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to us.  If you accept our offer, we would like you to start working at the US site no later than May 28, 2019.  This offer will remain open until May 24, 2019 at which time it will expire if not previously accepted.

Sincerely yours,

/s/ Dinesh V. Patel, Ph.D.
Dinesh V. Patel, Ph.D.
President & CEO
Protagonist Therapeutics

I accept your offer of employment as described above:

/s/ Donald Kalkofen	May 24, 2019
Donald Kalkofen	Date

Enclosures: Proprietary Information Agreement